Exhibit 99.1
GENTEX REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Zeeland, Michigan, April 23, 2014 - Gentex Corporation, the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the first quarter ended March 31, 2014.
For the first quarter of 2014, the Company’s net sales were $335.7 million, up 25% compared with net sales of $269.5 million in the first quarter of 2013.
The gross profit margin in the first quarter of 2014 was 39.1%, compared with a gross profit margin of 34.7% in the first quarter of 2013. The improvement in the gross profit margin is due to the impact of the HomeLink® acquisition, improvements in product mix, purchasing cost reductions, and the Company’s ability to leverage fixed overhead costs, which were partially offset by annual customer price reductions.
Net income for the first quarter of 2014 was $68.6 million, up 51% compared with net income of $45.4 million in the first quarter of 2013.
Earnings per diluted share in the first quarter of 2014 were $0.47, an increase of $0.15 or 47% compared with earnings per diluted share of $0.32 in the first quarter of 2013.
Automotive mirror unit shipments in the first quarter of 2014 increased 13% compared with the first quarter of 2013, primarily due to increased unit shipments to certain European and Asian automakers. As a result, automotive net sales in the first quarter of 2014 were $326.3 million, up 24% compared with automotive net sales of $263 million in the first quarter of 2013.
Other net sales, which includes dimmable aircraft windows and fire protection products, were $9.4 million in the first quarter of 2014, up 44% compared with $6.5 million in the first quarter of 2013.
”A year ago automotive sales were down in the first quarter of 2013 8% quarter-over-quarter, primarily due to decreased vehicle production in Europe, Japan, and Korea. We are very pleased a year later to have continued improvement in our core electrochromic mirror business, together with the addition of HomeLink in its' second quarter of business with us,” said Gentex Chairman of the Board and Chief Executive Officer, Fred Bauer. “We are encouraged by the year-over-year growth in mirror unit shipments and double digit sales growth in the quarter, which was assisted by strength in Europe, Japan and Korea and ultimately led to our outperforming first quarter sales guidance," continued Bauer.

Future Estimates

The Company’s forecasts for light vehicle production for each of the following periods in 2014 compared with the same periods in 2013 are based on the IHS Automotive April, 2014, forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive's April light vehicle production forecast)
(in Millions)
Region	2nd Quarter 2014	2nd Quarter 2013	% Change	Calendar Year 2014	Calendar Year 2013	% Change
North America	4.32	4.26	1%	16.8	16.2	4%
Europe	5.12	5.15	(1)%	19.6	19.5	1%
Japan and Korea	3.14	3.29	(5)%	12.9	13.5	(4)%

Based on the April 2014 IHS production forecast and current forecasted product mix, the Company estimates that net sales in the second quarter of 2014 will increase approximately 15 - 20% compared to the second quarter of 2013 and estimates the gross profit margin in the second quarter of 2014 to be approximately 39 - 39.5%.
The Company also estimates that E, R&D expense for the second quarter of 2014 will increase 10 - 15% compared with the second quarter of 2013. S, G&A expense is estimated to increase 10 - 15% compared with the second quarter of 2013.

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business; integration of the newly acquired HomeLink business operations; retention of the newly acquired customers of the HomeLink business; and expansion of product offerings including those incorporating HomeLink technology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

First Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today, April 23, 2014. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company
Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2014	2013	% Change
North American Interior Mirrors	1,975	2,032	(3)%
North American Exterior Mirrors	536	510	5%
Total North American Mirror Units	2,511	2,542	(1)%
International Interior Mirrors	3,263	2,645	23%
International Exterior Mirrors	1,350	1,117	21%
Total International Mirror Units	4,613	3,762	23%
Total Interior Mirrors	5,238	4,677	12%
Total Exterior Mirrors	1,886	1,627	16%
Total Auto-Dimming Mirror Units	7,124	6,304	13%

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended March 31,
	2014	2013
Net Sales	$335,739,344	$269,498,969
Cost of Goods Sold	204,440,537	176,035,466
Gross profit	131,298,807	93,463,503

Engineering, Research & Development	20,489,227	18,683,576
Selling, General & Administrative	13,632,034	10,926,288
Income from operations	97,177,546	63,853,639
Other Income	4,514,544	1,900,273
Income before Income Taxes	101,692,090	65,753,912
Provision for Income Taxes	33,126,019	20,323,345
Net Income	$68,566,071	$45,430,567

Earnings Per Share
Basic	$0.47	$0.32
Diluted	$0.47	$0.32
Weighted Average Shares
Basic	144,918,406	142,534,655
Diluted	146,718,507	143,075,465

Cash Dividends Declared per Share	$0.14	$0.14

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) March 31, 2014	December 31, 2013
ASSETS
Cash and Short-Term Investments	$374,688,291	$309,591,724
Other Current Assets	328,912,684	291,594,518
Total Current Assets	703,600,975	601,186,242

Plant and Equipment - Net	358,920,465	357,021,225

Goodwill	307,365,845	307,365,845
Long-Term Investments	108,967,579	107,005,522
Intangible Assets	361,350,000	366,175,000
Patents and Other Assets	24,848,059	25,334,600
Total Other Assets	802,531,483	805,880,967

Total Assets	$1,865,052,923	$1,764,088,434

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$167,121,024	$119,980,414
Long-Term Debt	263,750,000	265,625,000
Deferred Income Taxes	49,258,818	50,879,337
Shareholders' Investment	1,384,923,081	1,327,603,683
Total Liabilities & Shareholders' Investment	$1,865,052,923	$1,764,088,434